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                                LETTER OF INTENT

April 8, 1999

Environmental Remediation Holding Corporation
1686 General Mouton Avenue
Lafayette, LA  70508

Attention:  James R. Callender, President

Dear Mr. Callender:

         This letter (the "Letter of Intent") and the attached Term Sheet (which is an integral part hereof) sets forth the general terms of the proposed transactions in which ERHC Investment Group, Inc. and its affiliates and assigns (the "Purchasers") will invest in Environmental Remediation Holding Corporation (the "Company").

         This Letter of Intent is not intended to be binding on either the Purchasers or the Company, except for the respective obligations of the parties in the following six paragraphs, and will be superseded in its entirety upon the execution of a definite Securities Purchase Agreement and related agreements referenced in the attached Term Sheet.

         If the Board of Directors of the Company approves the transactions contemplated by this Letter of Intent, this Letter of Intent will be binding on the Company subject to obtaining appropriate approval of the stockholders and convertible noteholders (if required), of the Company, which the Company will endeavor to obtain.

         If the Board of Directors of the Company approves the transactions contemplated by this Letter of Intent as set forth in the attached Term Sheet, the Purchasers will be obligated to make the investment on the terms and conditions set forth in the Term Sheet; subject to the execution of definitive agreements satisfactory to the Purchasers, including a Securities Purchase Agreement, and subject to obtaining appropriate approval of the stockholders and convertible noteholders (if required), of the Company.

         After the execution of this Letter of Intent by you and pending the preparation and execution of the Securities Purchase Agreement and thereafter until the Closing, the Company will give the Purchasers and their representatives full access to the premises and management personnel of the Company and to all accounting, financial and other records applicable to the Company and will furnish the Purchasers all information with respect to the business and affairs of the Company as the Purchasers may reasonably request. In the event the transactions contemplated hereby are not consummated, (i) the Purchasers and their representatives will return all documents, contracts, and papers received from the Company and any copies thereof, (ii) will not disclose to any third person or to the public any of such information, and (iii) each party, including, without limitation, parties which have accepted and agreed to this Letter of Intent, will execute a
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general release in favor of the Purchasers from any and all liabilities related to transactions contemplated by this Letter of Intent and the attached Term
Sheet.

         As material inducement to the Purchasers to commit the financial and other resources necessary to conduct their investigations and prepare and negotiate the agreements contemplated by the Term Sheet, the Company covenants and agrees that none of the Company or the Company's affiliates, agents or representatives shall, directly or indirectly, entertain any proposals or offers from, or enter into any negotiations, discussions, or agreements with, or provide any other person with any information in connection with a merger or consolidation, or a sale of any material portion of the assets or equity or debt securities of the Company from the date of this Letter of Intent until May 30, 1999, or such earlier date as the Purchasers advise the Company in writing that they no longer intend to proceed with an investment in the Company.

         Any and all announcements and publicity releases prior to the Closing which relate to the investment contemplated hereby shall be subject to the parties' mutual approval. This proposal for investment in the Company, as it may be modified from time to time, will be held in confidence by the Company and shall not be disclosed to any third party without the Purchasers' prior written consent.

         If the foregoing is acceptable to you, kindly acknowledge your agreement by executing this letter where indicated below before April 9, 1999.

Sincerely,


ERHC Investment Group, Inc.

By: /s/  HOWARD TALKS, PRES.
    ---------------------------------
      HOWARD D. TALKS, PRESIDENT

Date:  April 8, 1999


ACCEPTED AND AGREED:

Environmental Remediation Holding Corp.


By: /s/  JAMES R. CALLENDER, SR.            Date:  April 9, 1999
    ---------------------------------
      JAMES R. CALLENDER, PRESIDENT


By: /s/  JAMES R. CALLENDER, SR.            Date:  April 9, 1999
    ---------------------------------
      JAMES R. CALLENDER
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By: /s/  SAM L. BASS, JR.                   Date:
    ---------------------------------              -----------------------------
       SAM L. BASS, JR.


By: /s/  JAMES A. GRIFFIN                   Date:  April 8, 1999
    ---------------------------------
      JAMES A. GRIFFIN


By: /s/  KEN WATERS                         Date:  April 8, 1999
    ---------------------------------
      KEN WATERS


By: /s/  ROBERT MCKNIGHT                    Date:  April 8, 1999
    ---------------------------------
      ROBERT MCKNIGHT


By:                                         Date:
    ---------------------------------              -----------------------------
      WILLIAM BEATON


By:                                         Date:
    ---------------------------------              -----------------------------
      AL COTTON


By: /s/  RICHARD MAGAR                      Date:  April 9, 1999
    ---------------------------------
      RICHARD MAGAR
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                                   TERM SHEET
                               TERMS PROPOSED FOR
                   INVESTMENT BY ERHC INVESTMENTS GROUP, INC.
                                       IN
                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION



                  This term sheet summarizes the proposed principle terms of the investment by ERHC Investment Group, Inc. in Environmental Remediation Holding Corp. It is based upon the fact that ERHC Investment Group, Inc. has been advised the Existing Board of Directors has taken certain actions regarding affiliated transactions and rescinded certain minutes. This term sheet is made in reliance upon such changes as noted herein.


         I.       INVESTMENT


Issuer:                       Environmental Remediation Holding Corporation
                              (the "Company")

Purchasers:                   ERHC Investment Group, Inc. and its affiliates and
                              assigns (collectively, the "Purchasers")

Security:                     The Company will issue to the Purchaser Shares of
                              Common Stock (the "Common Shares") to be issued in installments as the Purchase Price is paid, which in the aggregate will equal 51% of the voting capital stock of the Company on a fully diluted basis assuming the conversion of all outstanding options, warrants and other convertible notes and securities outstanding of the date of the issuance of the Common Shares (including all stock and warrants to be issued to other parties as contemplated in the Term Sheet).

Share Holder Ratification:    The Company will take all actions reasonably
                              necessary to promptly hold a stockholders meeting for the purpose of obtaining shareholder ratification following the closing of the Term
                              Sheet.

Assignment of Rights:         ERHC Investment Group, Inc. has the right to
                              assign any part of the right to purchase Common
                              Stock to affiliates and other assigns who shall together constitute the Purchasers. Assignment of such shares will be contingent upon assumption of pro rata obligations




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                              under any Investment Documents (as defined below)

Purchase Price:               Aggregate of three million ($3,000,000) dollars
                              (the "Purchase Price")

Payment of Purchase Price:    1.  The Purchase Price will be payable to the
                                  Company in installments as follows: 165,000 at the initial closing and the balance of the $835,000 to be invested as needed from and after the Closing to pay agreed portion of liabilities, including accrued salaries, and for working capital.

                              2. After Closing and upon approval by Purchaser and Purchasers' counsel of agreements with the Democratic Republic of Sao Tome and Principe ("Sao Tome") $1,000,000 will be delivered to the Escrow Account on behalf of the Company for the benefit and release of the Government of Sao Tome pursuant to the terms of an Escrow Agreement.

                              3. $1,000,000 to the Company upon approval by Sao Tome and execution of Production Sharing Agreement between Mobil Oil Corporation, STPETRO, Sao Tome and the Company, providing for a 5% royalty override to the Company.

Capital Structure:            Upon Consummation of the Closing Date (defined
                              herein), the capital structure of the Company on a fully diluted basis (with corresponding voting interests) will be as follows:

                              Purchaser                                      51%

                              Existing investors, shareholders, noteholders and existing directors and employees (including shares and warrants which may be issued or granted as
                              contemplated in the Term Sheet)               49%*

                              * Subject to dilution only if the Company issues equity to Procura Financial Consultants c.c. in connection with settlement.

Issuance of Shares:           Common Shares will be issued and delivered to the
                              Purchaser as follows:
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                              1.  Upon the total investment of $1,000,000 to be
                                  invested as needed from and after the Initial Closing, the following amounts will be issued on pro rata basis as invested: 15%

                              2. Upon the investment of $1,000,000 to be paid to the Government of Sao Tome: 15%

                              3. Upon the approval of the Production Sharing Agreement an additional investment of $1,000,000: 15%

                              4. Purchaser within 10 days of making the final investment for a total of $3,000,000 will receive the final 6% for a total of 51% of the voting capital stock of the Company on a fully diluted basis assuming the conversion of all outstanding options, warrants and other convertible notes and securities outstanding of the date of the issuance of the Common Shares (including all stock and warrants to be issued to other parties as contemplated in the Term Sheet)

Initial Closing Date:         The Initial Closing for issuance of the Common
                              Shares will be on or before April 19, 1999 unless otherwise extended by the parties, subject only to the satisfaction of the "Conditions to the Initial
                              Closing" set forth in the Term Sheet (the "Initial
                              Closing Date")

Final Closing Date:           The Final Closing will be upon the signing of the
                              Security Purchase Agreement, Registration Rights
                              Agreement and such instruments or documents necessary to close the transaction but no later than 90 days from the date of the Initial Closing
                              Date (the "Closing Date")

Board of Directors:           Upon approval by the Existing Board of Directors
                              of the Company of this transaction contemplated by
                              this Term Sheet and the issuance of Common Shares
                              on the Initial Closing Date (i) The Existing Board
                              of Directors shall cause all of the officers of
                              Company to resign as such date, and (ii) the
                              Purchaser shall have the right to cause any three
                              members of the current Board of Directors to
                              resign and to fill such vacancies with three new
                              Board Members designated by Purchasers. On the
                              Closing Date, the Purchaser will have the right to
                              cause the
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                              remaining four members of the then current Board
                              of Directors not designated by the Purchaser to resign and fill such vacancies with four new Board
                              Members designated by Purchaser.

Existing Board
And Employees:                Simultaneous with the Initial Closing Date the
                              Company will enter into appropriate consulting or settlement agreements which contain an issuance of Common Stock or warrants to purchase shares of Common Stock pursuant to acceptable terms and conditions and seek releases when appropriate with the following individuals.

                                  Mr. Sam L. Bass Jr.
                                  Mr. James R. Callender
                                  Mr. Richard Magar
                                  Mr. James Griffin
                                  Mr. Robert McKnight
                                  Mr. Al Cotton
                                  Mr. Ken Waters
                                  Mr. Tom Wilson
                                  Mr. William Beaton
                                  Mr. Nando Rita

                              Existing board members will be allowed to keep the shares of stock issued for service rendered and not otherwise rescinded subject to the standard restrictive share provision.

Employees:                    Effective as of the Initial Closing Date, the
                              Company will as a part of such closing have or will provide severance agreements for the following employees and consultants and they will provide a general release for the benefit of the Company.

                                  Ms. Linda Mier
                                  Ms. Karen Bajat
                                  Mr. George Lablanc
                                  Mr. Charles Briely
                                  Mr. Gerry Graham
                                  Mr. Ed Wilkerson
                                  Ms. Dale Smith
                                  Ms. Jennifer Riggs
                                  Ms. Barbara Roth
                                  Mr. Mark Herpin
                                  Mr. Wade Williams
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Miscellaneous:                Steve Durland CPA will be paid $75,000 within 30
                              days of the initial closing on the outstanding bill. The remainder of the bill will be paid over the next six months in accordance with the attached schedule.

                              Mintmire & Associates will be paid $50,000 of the outstanding bill within 30 days of the initial closing.

                              The remainder of the accounts payable will be reviewed and a payment schedule set-up within 30 days of the initial closing. The Company to provide ERHC Investment Group, Inc. and the Accounting firm a final copy of all ERHC/BAPCO payables. The Existing Board will confirm that the payables are true and correct to the best of their knowledge.

Prior Actions Taken
By the Existing Board
Of Directors:                 1.  The Board realigned the assets in its
                                  subsidiary Bass American Petroleum ("BAPCO") and transferred BAPCO as realigned to Mr. Bass or his assigns in exchange for the return of 4,000,000 million shares of ERHC Common Stock originally issued to him or his assigns as part of the purchase of BAPCO. Mr. Bass will provide releases in connection with the above action.

                              2. The Board rescinded the acquisition of the environmental equipment from Bass World Wide Services in exchange for the 744,000 shares of ERHC Common Stock issued to Mr. Bass and agrees to return the equipment to him or his assign. Mr. Bass will provide releases in connection with the above transactions.

                              3. The Board rescinded the acquisition of the Chevron Agreement from Bass Environmental Services in exchange for the 3,000,000 million shares of ERHC Common Stock issued to Mr. Bass or his assigns and ERHC agrees to return the Chevron Contract to Mr. Bass or his assigns. Mr. Bass will provide releases in connection with the above transaction.

                              4. The Board placed a stop of the 200,000 shares of stock issued to MYTEC & Associates.
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                              5.  The Board rescinded the distribution of a
                                  portion of the 5% royalty override interest granted on February 11, 1999 and did not ratify the supplement to its counsels' retainer agreement covering a portion of the distribution. The above parties will provide releases in connection with the above transaction.

                              6.  The Board rescinded (i) the conditional
                                  issuance of 3,000,000 shares of Common Stock to Bass, Griffin and Wilson dated June 2, 1997. The above parties will provide releases in connection with the above transaction; (ii) the Board rescinded the conditional issuance granted relative to the MIII Agreement dated July of 1997. The parties to this transaction will provide releases in connection with the transaction; (iii) the Board rescinded the suspension of James Griffin from the Board.

                              7.  The Board re-approved the issuance of
                                  2,000,000 million shares each of ERHC common stock to Bass, Griffin, Noreen Wilson and Jim Callender in consideration of the formation and legislative adoption of STPETRO and the execution of the Mobil T.A.A. Agreement.

Conditions to Investment:     The Initial Closing Date shall be conditioned upon
                              (A) the execution and delivery of the standstill
                              agreement by a majority of the noteholders
                              entitled to amend in favor of the Company and the
                              Purchaser which provides a standstill and ending
                              October 15, 1999 in respect to certain matters,
                              including but not limited to the conversion of
                              stock, acceleration, collection, bankruptcy or
                              foreclosures; and (ii) the modification of the
                              convertible noteholders to modify the conversion
                              formula of the notes to a floor of $.25 per share
                              to the purchase price and waiver of any and all
                              antidilution provisions or preemptive rights. (B)
                              The execution and delivery by the Company of a
                              letter representing and warranting as to the
                              capital structure and providing indemnity to the
                              Purchasers; and (C) Resolutions of the Existing
                              Board of Directors approving and authorization of
                              the transactions contemplated by this Term Sheet
                              and all actions required to be taken as conditions
                              to the Initial Closing as set forth herein.
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Conditions to Closing:        The Closing Date shall be conditioned upon (A) the
                              negotiation and execution of mutually satisfactory definitive investment agreements reflecting the terms hereof, including a Securities Purchase
                              Agreement, Registration Rights Agreement and such other instruments or documents necessary by the Purchasers to consummate their investment (the
                              "Investment Documents") each containing
                              appropriate representations, warranties, conditions, covenants and indemnities; (B) completion by the Purchasers of their business, tax, accounting, regulatory, environmental, legal and other due diligence reviews shall have been satisfactory to the Purchasers; (C) receipt of all necessary governmental and regulatory approval and consents if any from third parties necessary to consummate the transactions.

                              In addition, the Company gives the Purchasers permission to open discussions during the due diligence period prior to closing date with STPETRO, DRSTP, Mobil Oil, Procura and Shareholders.

                              If the Closing Date shall not occur as
                              contemplated in this Term Sheet, the Company shall issue to the Purchaser Common Stock based on a $5,882,352.90 valuation of the Company as adjusted by the Prior Action of the Board and upon which this Term Sheet is in reliance.

Fees and Expenses:            At the Closing, the Company shall reimburse the
                              Purchaser for all reasonable fees and expenses incurred by each of them in connection with their proposed investment in the Company.

Date of Acceptance:           On or before April 9, 1999.